Exhibit 99.2

NEWS RELEASE

For Immediate Release
Contact: Ysabel Bilbao, (208) 989-8855

GRAND VIEW, Idaho – Monte “Alex” Green of Grand View, Idaho passed away after sustaining injuries during an accident at the US Ecology site. Green was reported missing immediately following an explosion that happened at 9:23 am Saturday morning inside one of the buildings at the facility. Green was located Saturday afternoon and family members have been notified.

Green was working as an equipment operator moving materials at the time of the accident.

“We are deeply saddened to confirm that there has been one fatality resulting from the accident at our Grand View, Idaho facility today,” Chairman and Chief Executive Officer Jeff Feeler said. “This is a tragedy that has been felt through the entire US Ecology family and the darkest day in US Ecology’s 66-year history. The entire US Ecology family extends its deepest, heartfelt sympathy to the employees, family members, and loved ones affected by this tragic event. Our focus  will now be helping our team members cope with this loss while conducting a thorough investigation and working with authorities as they close out their own investigation.”

Three others received treatment for non-life threatening injuries. Fifteen US Ecology employees were working during the time of the explosion.

US Ecology will release more information as it becomes available.

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